As filed with the Securities and Exchange Commission on November 5, 2018
Registration No. 333-218008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-218008

UNDER
THE SECURITIES ACT OF 1933

CA, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware		13-2857434
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
520 Madison Avenue New York, NY, 10022 (800) 225-5224 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Michael P. Gregoire
Chief Executive Officer
CA, Inc.
520 Madison Avenue
New York, NY 10022
(800) 225-5224
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:  Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standard provided pursuant to Section 7(a)(2)(B) of The Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") by CA, Inc. (the "Registrant"):

•
Registration Statement No. 333-218008, an automatic shelf registration statement filed with the SEC on May 15, 2017, pertaining to the registration of an unspecified amount of Senior Debt Securities, Senior Subordinated Debt Securities, Junior Subordinated Debt Securities, Preferred Stock, Class A, without par value, and Common Stock, par value $0.10 per share.

On November 5, 2018, pursuant to an Agreement and Plan of Merger, dated July 11, 2018, by and among the Registrant, Broadcom Inc., a Delaware corporation ("Broadcom"), and Collie Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Broadcom ("Merger Sub"), Merger Sub merged with and into the Registrant, with the Registrant surviving the Merger as a wholly owned subsidiary of Broadcom (the "Merger").

In connection with the Merger, the Registrant has terminated all offerings of the Registrant's securities pursuant to the Registration Statement.  Accordingly, pursuant to the undertakings contained in such Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offerings, the Registrant is filing this post-effective amendment to the Registration Statement to deregister, and does hereby remove from registration, all the securities of the Registrant registered under such Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 5, 2018.

CA, INC.

By:	/s/ Michael P. Gregoire
Name: Michael P. Gregoire
Title: Chief Executive Officer

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.